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Jacob Sayer	Linda Megathlin
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investors@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2014 RESULTS

•	Full year 2014 net revenue was $2.41 billion.

•	Full year 2014 net income was $283.7 million, or $1.65 per diluted share.

•	Full year 2014 Adjusted net income[1] was $410.3 million, or $2.38 per diluted share.

Almelo, the Netherlands – February 03, 2015 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the fourth quarter and full year ended December 31, 2014.

Highlights of the Fourth Quarter and Full Year Ended December 31, 2014

Net revenue for the fourth quarter 2014 was $705.3 million, an increase of $200.2 million, or 39.7%, from net revenue for the fourth quarter 2013 of $505.0 million. Net income for the fourth quarter 2014 was $69.5 million, or $0.41 per diluted share. This compares to net income for the fourth quarter 2013 of $67.1 million, or $0.38 per diluted share. Adjusted net income1 for the fourth quarter 2014 of $97.7 million was 13.9% of net revenue, or $0.57 per diluted share. This compares to Adjusted net income1 for the fourth quarter 2013 of $104.5 million which was 20.7% of net revenue, or $0.59 per diluted share. Integration charges related to acquisitions were $15.9 million in the fourth quarter of 2014.

Net revenue for the full year ended December 31, 2014 was $2.41 billion, an increase of $429.1 million, or 21.7%, from $1.98 billion for the full year ended December 31, 2013. Net income for the full year ended December 31, 2014 was $283.7 million, or $1.65 per diluted share. This compares to net income for the full year ended December 31, 2013 of $188.1 million, or $1.05 per diluted share. Adjusted net income1 for the full year ended December 31, 2014 of $410.3 million was 17.0% of net revenue, or $2.38 per diluted share. This compares to Adjusted net income1 for the full year ended December 31, 2013 of $384.8 million which was 19.4% of net revenue, or $2.15 per diluted share.

"We are pleased with our results for the fourth quarter with better than expected revenue and earnings primarily driven by outperformance within Schrader,” said Martha Sullivan, President and Chief Executive Officer. “We anticipate continuing to deliver increased value to shareholders in 2015 through expansion of our prospects in sensing by way of acquisition and by leveraging existing sensing product families into new, mission-critical applications.”

The Company incurred $52.0 million, or 7.4% of net revenue, in the fourth quarter of 2014 and $163.2 million, or 6.8% of net revenue, in the full year ended December 31, 2014 related to research, development and engineering related costs. These costs reside in the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Operations.

The Company recorded an income tax provision of $(37.2) million for the fourth quarter 2014. Approximately $8.4 million of the provision, or 6.1% of Adjusted EBIT, related to taxes that are payable in cash and approximately $(45.6) million related to deferred income tax expense and other income tax expense. For the full year ended December 31, 2014, cash taxes were approximately $31.3 million, or 5.8% of Adjusted EBIT.

The Company’s ending cash balance at December 31, 2014 was $211.3 million. During the full year 2014, the Company generated cash of $382.6 million from operations, used cash of $1.43 billion for investing activities, and generated cash of $940.9 million from financing activities.

The Company’s total indebtedness at December 31, 2014 was $2.8 billion. The Company’s Net debt2 was $2.6 billion resulting in a Net leverage ratio2 of 4.4X.

Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2014	2013	2014	2013
Sensors net revenue	$549,308	$354,617	$1,755,857	$1,358,238
Sensors profit from operations	$142,672	$108,282	$475,943	$401,595
% of Sensors net revenue	26.0%	30.5%	27.1%	29.6%

Controls net revenue	$155,953	$150,398	$653,946	$622,494
Controls profit from operations	$48,546	$46,479	$202,115	$195,822
% of Controls net revenue	31.1%	30.9%	30.9%	31.5%

In the fourth quarter of 2014, we realigned our segments as a result of organizational changes that better allocate our resources to support our ongoing business strategy. The portion of the Sensors segment that has historically served the HVAC and industrial end-markets has been moved to the Controls segment to enable improved focus on content growth with existing channels and OEMs. We have recast amounts in the segment performance table above to reflect this change. A historical comparison of Segment Performance is included later in this press release.

Guidance

For the full year 2015, the Company anticipates net revenue of $2.985 to $3.145 billion which, at the midpoint, represents growth of 27.2% compared to the full year 2014 net revenue of $2.41 billion. The Company further anticipates Adjusted EBITDA of $725 to $775 million for the full year 2015. In addition, the Company expects Adjusted net income1 of $481 million to $521 million, or $2.80 to $3.04 per diluted share for the full year 2015. At the midpoint, this represents 22.7% growth compared to full year 2014 Adjusted net income1 per diluted share of $2.38. This guidance assumes a diluted share count of 171.7 million for the full year 2015.

The Company anticipates net revenue of $730 million to $770 million for the first quarter 2015, which, at the midpoint, represents growth of 36.0% compared to the first quarter 2014 net revenue of $551.6 million. The Company further anticipates Adjusted EBITDA of $165 to $177 million for the first quarter of 2015. In addition, the Company expects Adjusted net income1 of $105 million to $115 million, or $0.61 to $0.67 per diluted share, for the first quarter 2015. At the midpoint, this represents 14.3% growth compared to first quarter 2014 Adjusted net income per diluted share of $0.56. This guidance assumes a diluted share count of 171.2 million for the first quarter of 2015.

1See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net income.
2Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents.  The Net leverage ratio represents Net debt divided by Adjusted EBITDA for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its fourth quarter and full year ended December 31, 2014. The U.S. dial in number is 877-486-0682 and the non-U.S. dial in number is 706-634-5536. The passcode is 67724583. A live webcast and replay of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in thirteen countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws.  These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business strategies.  Such forward-looking statements include, among other things, the Company’s anticipated results for the first quarter and full year of 2015 and any future actions relating to our share repurchase authorization.  Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Factors that might cause these differences include, but are not limited to, risks associated with: adverse developments in the automotive industry; competitive pressures that could require the Company to lower prices or result in reduced demand for the Company's products; integration of acquired companies, including Schrader; the assumption of known and unknown liabilities in the acquisition of Schrader; risks associated with the Company’s non-US operations and international business; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; risks associated with the Company's historical and future tax positions; and risks associated with the Company’s substantial indebtedness.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings.  Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the full year ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net revenue	$705,261	$505,015	$2,409,803	$1,980,732
Operating costs and expenses:
Cost of revenue	469,749	315,807	1,567,334	1,256,249
Research and development	26,497	14,837	82,178	57,950
Selling, general and administrative	71,810	41,715	220,105	163,145
Amortization of intangible assets	46,142	33,681	146,704	134,387
Restructuring and special charges	14,745	982	21,893	5,520
Total operating costs and expenses	628,943	407,022	2,038,214	1,617,251
Profit from operations	76,318	97,993	371,589	363,481
Interest expense	(36,237)	(23,528)	(107,210)	(95,101)
Interest income	196	406	1,106	1,186
Other, net	(7,951)	(10,218)	(12,059)	(35,629)
Income before taxes	32,326	64,653	253,426	233,937
(Benefit from)/provision for income taxes	(37,194)	(2,414)	(30,323)	45,812
Net income	$69,520	$67,067	$283,749	$188,125

Net income per share:
Basic	$0.41	$0.38	$1.67	$1.07
Diluted	$0.41	$0.38	$1.65	$1.05

Weighted-average ordinary shares outstanding:
Basic	169,063	175,276	170,113	176,091
Diluted	171,032	177,538	172,217	179,024

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the full year ended

	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income	$69,520	$67,067	$283,749	$188,125
Other comprehensive income/(loss), net of tax:
Net unrealized gain/(loss) on derivative instruments designated and qualifying as cash flow hedges	3,093	(1,773)	25,190	(2,817)
Defined benefit and retiree healthcare plans	(3,461)	7,810	(3,831)	9,116
Other comprehensive income/(loss)	(368)	6,037	21,359	6,299
Comprehensive income	$69,152	$73,104	$305,108	$194,424

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$211,329	$317,896
Accounts receivable, net of allowances	444,852	291,723
Inventories	356,364	183,395
Deferred income tax assets	15,301	20,975
Prepaid expenses and other current assets	90,918	41,642
Total current assets	1,118,764	855,631
Property, plant and equipment, net	589,484	344,657
Goodwill	2,424,795	1,756,049
Other intangible assets, net	910,774	502,388
Deferred income tax assets	16,750	10,623
Deferred financing costs	29,102	19,132
Other assets	26,940	10,344
Total assets	$5,116,609	$3,498,824

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$145,979	$8,100
Accounts payable	287,800	177,539
Income taxes payable	7,516	5,785
Accrued expenses and other current liabilities	222,781	123,239
Deferred income tax liabilities	13,430	3,829
Total current liabilities	677,506	318,492
Deferred income tax liabilities	362,738	281,364
Pension and post-retirement benefit obligations	35,799	19,508
Capital lease and other financing obligations, less current portion	45,113	48,845
Long-term debt, net of discount, less current portion	2,650,744	1,667,021
Other long-term liabilities	41,817	22,006
Total liabilities	3,813,717	2,357,236
Total shareholders’ equity	1,302,892	1,141,588
Total liabilities and shareholders’ equity	$5,116,609	$3,498,824

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the full year ended
	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net income	$283,749	$188,125
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	65,804	50,889
Amortization of deferred financing costs and original issue discounts	5,118	4,307
Currency remeasurement gain on debt	(771)	(457)
Share-based compensation	12,985	8,967
Loss on debt financing	3,750	9,010
Amortization of inventory step-up to fair value	5,576	—
Amortization of intangible assets	146,704	134,387
Gain on disposition of assets, net	(578)	(303)
Deferred income taxes	(59,156)	25,711
Gain from insurance proceeds	(2,417)	(7,500)
Unrealized loss on hedges and other non-cash items	5,581	8,627
Decrease from changes in operating assets and liabilities, net of effects of acquisitions	(83,777)	(25,925)
Net cash provided by operating activities	382,568	395,838

Cash flows from investing activities:
Acquisition of Schrader, net of cash received	(995,315)	—
Other acquisitions, net of cash received	(298,423)	(15,470)
Additions to property, plant and equipment and capitalized software	(144,211)	(82,784)
Insurance proceeds	2,417	8,900
Proceeds from sale of assets	5,467	1,704
Net cash used in investing activities	(1,430,065)	(87,650)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	24,909	20,999
Proceeds from issuance of debt	1,190,500	600,000
Payments on debt	(76,375)	(711,665)
Repurchase of ordinary shares from SCA	(169,680)	(172,125)
Payments to repurchase ordinary shares	(12,094)	(132,971)
Payments of debt issuance costs	(16,330)	(8,069)
Net cash provided by/(used in) financing activities	940,930	(403,831)
Net change in cash and cash equivalents	(106,567)	(95,643)
Cash and cash equivalents, beginning of period	317,896	413,539
Cash and cash equivalents, end of period	$211,329	$317,896

Net Revenue by Business, Geography and End Market

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2014	2013	2014	2013
Sensors	77.9%	70.2%	72.9%	68.6%
Controls	22.1%	29.8%	27.1%	31.4%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2014	2013	2014	2013
Americas	41.0%	35.8%	39.9%	37.4%
Europe	31.3%	29.4%	29.3%	29.5%
Asia	27.7%	34.8%	30.8%	33.1%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2014	2013	2014	2013
European automotive	25.5%	23.4%	24.3%	23.7%
North American automotive	20.4%	16.3%	17.6%	16.2%
Asian automotive	18.9%	22.4%	19.7%	20.6%
Rest of world automotive	1.4%	0.9%	0.8%	0.8%
Heavy vehicle off-road	12.9%	10.6%	12.6%	9.8%
Appliance and heating, ventilation and air-conditioning	6.3%	8.0%	7.9%	9.6%
Industrial	6.6%	8.3%	7.4%	9.0%
All other	8.0%	10.1%	9.7%	10.3%
Total	100.0%	100.0%	100.0%	100.0%

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net income before certain restructuring and special charges, costs associated with financing and other transactions, deferred loss/(gain) on other hedges and loss/(gain) on currency remeasurement on debt, net, depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory, deferred income tax and other tax expense/(benefit), amortization of deferred financing costs, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconcile Net income to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following unaudited table reconciles the Company’s Net income to Adjusted net income for the three months and full year ended December 31, 2014 and 2013.

(In 000s, except per share amounts)	Three months ended December 31,		Full year ended December 31,
	2014	2013	2014	2013

Net income	$69,520	$67,067	$283,749	$188,125
Restructuring and special charges	5,895	2,704	9,552	8,309
Financing and other transaction costs	13,094	3,004	18,594	12,183
Deferred loss/(gain) on other hedges	2,509	4,305	(915)	17,900
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	50,784	34,248	155,785	136,245
Deferred income tax and other tax (benefit)/expense	(45,623)	(7,804)	(61,588)	17,756
Amortization of deferred financing costs	1,513	1,016	5,118	4,307
Total adjustments	$28,172	$37,473	$126,546	$196,700
Adjusted net income	$97,692	$104,540	$410,295	$384,825
Weighted average diluted shares outstanding used in Adjusted net income per diluted share calculation	171,032	177,538	172,217	179,024
Adjusted net income per diluted share	$0.57	$0.59	$2.38	$2.15

The Company’s definition of Adjusted net income includes the current tax expense (benefit) that will be payable (realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented. The theoretical current income tax associated with the reconciling items above would be as follows: Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets and inventory: $(0.2) million and $(1.3) million for the three months and full year ended December 31, 2014, respectively; Restructuring and special charges: $(1.1) million and $(1.4) million for the three months and full year ended December 31, 2014, respectively. Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets and inventory: $(0.2) million and $(1.0) million for the three months and full year ended December 31, 2013, respectively; Restructuring and special charges: $(0.6) million and $(1.5) million for the three months and full year ended December 31, 2013.

The following unaudited table identifies where in the Condensed Consolidated Statement of Operations the adjustments to reconcile Net income to Adjusted net income were recorded for the three months and full year ended December 31, 2014 and 2013.

($ in 000s)	Three months ended December 31,		Full year ended December 31,
	2014	2013	2014	2013

Cost of revenue	$8,409	$2,303	$12,689	$5,459
Selling, general and administrative	11,390	1,105	17,921	2,076
Amortization of intangible assets	44,661	33,327	143,604	132,984
Restructuring and special charges	1,563	1,322	5,967	6,111
Interest expense	3,388	1,016	6,993	4,307
Other, net	4,384	6,204	960	28,007
(Benefit from)/provision for income taxes	(45,623)	(7,804)	(61,588)	17,756
Total adjustments	$28,172	$37,473	$126,546	$196,700

The following unaudited table reconciles the Company’s Projected GAAP earnings per diluted share to Projected Adjusted net income per diluted share for the first quarter ended March 31, 2015 and full year ended December 31, 2015. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended March 31, 2015		Full year ended December 31, 2015
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.27	$0.33	$1.43	$1.67
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	0.27	0.27	1.10	1.10
Deferred income tax and other tax expense	0.06	0.06	0.23	0.23
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected Adjusted net income per diluted share	$0.61	$0.67	$2.80	$3.04
Weighted average diluted shares outstanding used in Adjusted net income per share calculation (in 000s)	171,200	171,200	171,700	171,700

Historical Segment Performance Realignment

The following unaudited tables show the segment performance of the Sensors and Controls business segments before the move of the industrial sensing product line from the Sensors segment to the Controls segment.

2013	For the three months ended				For the
$ in 000s	March 31	June 30	September 30	December 31	Full Year
Sensors net revenue	$332,633	$361,332	$358,159	$368,091	$1,420,215
Sensors profit from operations	$93,192	$108,838	$109,918	$113,681	$425,629
% of Sensors net revenue	28.0%	30.1%	30.7%	30.9%	30.0%

Controls net revenue	$137,780	$145,086	$140,727	$136,924	$560,517
Controls profit from operations	$43,354	$45,716	$41,638	$41,080	$171,788
% of Controls net revenue	31.5%	31.5%	29.6%	30.0%	30.6%

2014	For the three months ended				For the
$ in 000s	March 31	June 30	September 30	December 31	Full Year
Sensors net revenue	$412,740	$419,976	$429,020	$565,931	$1,827,667
Sensors profit from operations	$116,616	$119,714	$118,056	$149,060	$503,446
% of Sensors net revenue	28.3%	28.5%	27.5%	26.3%	27.5%

Controls net revenue	$138,854	$155,877	$148,075	$139,330	$582,136
Controls profit from operations	$40,751	$46,938	$44,765	$42,158	$174,612
% of Controls net revenue	29.3%	30.1%	30.2%	30.3%	30.0%

The following unaudited tables show the segment performance of the Sensors and Controls business segments after the move of the industrial sensing product line from the Sensors segment to the Controls segment.

2013	For the three months ended				For the
$ in 000s	March 31	June 30	September 30	December 31	Full Year
Sensors net revenue	$317,455	$343,419	$342,747	$354,617	$1,358,238
Sensors profit from operations	$87,204	$101,984	$104,125	$108,282	$401,595
% of Sensors net revenue	27.5%	29.7%	30.4%	30.5%	29.6%

Controls net revenue	$152,958	$162,999	$156,139	$150,398	$622,494
Controls profit from operations	$49,342	$52,570	$47,431	$46,479	$195,822
% of Controls net revenue	32.3%	32.3%	30.4%	30.9%	31.5%

2014	For the three months ended				For the
$ in 000s	March 31	June 30	September 30	December 31	Full Year
Sensors net revenue	$394,626	$400,847	$411,076	$549,308	$1,755,857
Sensors profit from operations	$109,344	$112,707	$111,220	$142,672	$475,943
% of Sensors net revenue	27.7%	28.1%	27.1%	26.0%	27.1%

Controls net revenue	$156,968	$175,006	$166,019	$155,953	$653,946
Controls profit from operations	$48,023	$53,945	$51,601	$48,546	$202,115
% of Controls net revenue	30.6%	30.8%	31.1%	31.1%	30.9%

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the interim condensed consolidated financial statements included in the Company’s Form 10-Q for the period ended September 30, 2014. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used may change as new events occur or additional information is obtained. Actual results could differ from those estimates. Certain reclassifications have been made to prior periods to conform to current period presentation.